Exhibit 10.7
SECOND AMENDMENT
TO
TAX ALLOCATION AGREEMENT

Whereas Leonardo US Holding, Inc. (“Parent”), Leonardo DRS, Inc. (“DRS”), and Leonardo US Aircraft, Inc. (collectively the “Parties”) entered into a Tax Allocation Agreement dated November 16, 2020 (the “Agreement”);
Whereas the Agreement was amended by the Parties on July 28th, 2022; and
Whereas the Agreement sets forth certain tax practices, obligations, and rights of the Parties and their affiliates.
Now, therefore, in consideration of the mutual covenants and promises contained herein, the Parties hereto agree as follows:
Clarification of the Agreement
1.For the avoidance of doubt, the Parties agree that any reference to “net operating losses” in the Agreement (as well as this amendment) similarly includes any net capital losses.
Amendment to Section 3 of the Agreement
2.If (i) Parent takes (or permits to be taken) any action that results in a Member of the Affiliated Group ceasing to be a member of such Affiliated Group (a “Former Member”) and (ii) a tax liability is imposed on the Former Member as a result of its deconsolidation from Parent, then the Former Member shall be entitled to utilize any available net operating losses of the Affiliated Group to offset such tax liability and, notwithstanding anything in the Agreement to the contrary, the Former Member shall have no obligation to compensate or otherwise provide any consideration to any Member of the Affiliated Group for the use of such net operating losses; provided that the Former Member shall be so entitled only to the extent that such net operating losses would otherwise expire unused by the Affiliated Group in the absence of the Former Member’s utilization of them.  Neither Parent nor any other Member of the Affiliated Group shall have any liability to the Former Member, and the Former Member shall have no recourse against Parent or any other Member of the Affiliated Group, in respect of any challenge or disallowance by a tax authority of the Former’s Member’s utilization of such net operating losses.  This paragraph shall not apply to any increase in tax liability of the Former Member resulting from a tax authority’s recalculation of the Former Member’s tax basis in, or the fair market value of, any equity interest disposed of by the Former Member to a third party.
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IN WITNESS WHEREOF, the Parties hereto have caused their names to be subscribed and executed by their respective authorized officers on the dates indicated below, to effectuate this Second Amendment as of the date of Closing of the transaction as described above.

LEONARDO US HOLDING, INC.

By:	/s/ Christopher T. Slack
Name:	Christopher T. Slack
Title:	President
Date:	July 29th, 2022

LEONARDO DRS, INC.

By:	/s/ Jason Rinsky
Name:	Jason Rinsky
Title:	SVP, Chief Tax and Treasury Officer
Date:	July 29th, 2022

LEONARDO US AIRCRAFT, INC.

By:	/s/ Giorgio Moreni
Name:	Giorgio Moreni
Title:	Sole Director
Date:	July 29th, 2022